EXHIBIT 99.1

PATENT INFRINGEMENT SUIT AGAINST INSMED DISMISSED

Judge Cites Deficiencies in Tercica’s and Genentech’s Complaint

RICHMOND, VA - April 18, 2005 - Insmed Incorporated (NASDAQ: INSM) On April 15, 2005, the United States District Court for the Northern District of California granted Insmed’s Motion to Dismiss the Amended Complaint filed by Tercica, Inc. and Genentech, Inc. alleging patent infringement against Insmed. The Court granted Tercica and Genentech leave to file another amended complaint within thirty days. Insmed will evaluate any new Amended Complaint when it is received and will determine at that time how to proceed. The suit was originally filed by Tercica and Genentech on December 23, 2004, and an Amended Complaint was filed on February 16, 2005. Insmed filed its Motion to Dismiss, or in the Alternative, for Summary Judgment on February 18, 2005.

About Insmed Incorporated

Insmed is a biopharmaceutical company focused on the discovery and development of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For more information, please visit www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the expected results of litigation regarding the validity of our patents and our future ability to conduct our business as now conducted and as it is currently proposed to be conducted; clinical trials and goals, our regulatory and business strategies and growth opportunities for existing or proposed products. Such forward-looking statements are subject to numerous risks and uncertainties, including the uncertainty of the outcome of any litigation, the risk that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the company may lack financial resources to complete development of product candidates, the FDA may interpret the results of our studies differently than we have. We can give no assurances that we would be successful in any litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

SOURCE: Insmed Incorporated

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